Exhibit 99.1

Press Release Dated January 20, 2006

NEWS RELEASE

January 20, 2006

Farmers Capital Bank Corporation Announces 2005 Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (Nasdaq: FFKT) reported net income of $15,772,000 for the twelve months ended December 31, 2005, an increase of $2,380,000 or 17.8% compared to $13,392,000 reported for the twelve months ended December 31, 2004. Basic and diluted net income per share were $2.31 and $2.30, respectively, for the current twelve month period. This represents an increase of $.32 or 16.1% and 16.2% on a basic and diluted basis, respectively. For the three months ended December 31, 2005, net income was $3,975,000. This is an increase of $1,031,000 or 35.0% compared to $2,944,000 for the same three-month period in 2004. On a basic and diluted per share basis, net income was $.57 for the current three months ended December 31, 2005. This represents an increase of $.13 or 29.5% (basic) and $.14 or 32.6% (diluted) as compared to the same period in the prior year.

The Company closed two acquisitions during 2004 and one during the fourth quarter of 2005 that affect the comparisons presented herein; Citizens Bank (Kentucky), Inc. (“Citizens Bank”) was acquired on July 1, 2004, Financial National Electronic Transfer, Inc. (“FiNET”) was acquired on October 8, 2004, and Citizens Bancorp, Inc. was acquired on December 6, 2005. The timing of the FiNET and Citizens Bancorp acquisitions generally increased reported income and expense line items in the current three and twelve-month periods compared to the same periods a year earlier, while the timing of the Citizens Bank acquisition only effected the twelve month comparison.

The increase in net income for the three months ended December 31, 2005 is primarily attributed to an increase in net interest income partially offset by higher net noninterest expenses. Net noninterest expenses represent an excess of noninterest expenses over noninterest income. Net interest income for the current quarter was $12,413,000, an increase of $1,623,000 or 15.0% compared to $10,790,000 during the same period a year earlier. The increase in net income for the twelve months ended December 31, 2005 is attributed to an increase in net interest income and a lower provision for loan losses partially offset by higher net noninterest expenses. Net interest income for the current twelve-month period was $46,315,000, an increase of $3,589,000 or 8.4% compared to $42,726,000 for the same twelve months in 2004. The increase in net interest income in the quarterly and twelve-month comparisons can be attributed to higher interest income, primarily as a result of both loan growth and higher average interest rates earned on loans, which offset the increase in interest expense, primarily attributed to higher rates paid on deposits.

The provision for loans losses decreased $116,000 or 17.8% and $1,411,000 or 66.3% in the three and twelve-month comparisons, respectively. The decrease in the provision for loan losses for the current three and twelve months is related to improvements in credit quality, including a $3,600,000 reduction in nonperforming loans in the current twelve-month period ended December 31, 2005 and the sale of the Company’s credit card portfolio during the first quarter of 2005. Nonperforming loans include nonaccrual loans and loans past due 90 days or more in which interest is still accruing. Nonperforming loans and credit card loans typically have larger allowances due to their identified risk of loss characteristics.

Noninterest income was relatively unchanged at $4,840,000 in the quarterly comparison. Higher allotment fees of $173,000 or 32.9% attributed to the FiNET acquisition were offset by lower securities gains of $224,000 in the comparable period a year earlier. The decrease is due to the absence of securities sold in the current quarterly period. For the year to date comparison, noninterest income increased $2,790,000 or 15.7% to $20,541,000. The increase is due mainly to higher allotment processing fees of $1,532,000 or 136.3% attributed to the FiNET acquisition. Other significant increases in noninterest income for the year to date comparison include service charges and fees on deposits of $1,035,000 or 12.2%, gains on the sale of mortgage loans of $396,000 or 107.0%, and a one-time $700,000 gain on the sale of the Company’s credit card portfolio in the first quarter of the current year. Notable declines in noninterest income for the twelve month comparison include securities gains of $394,000 resulting from lower selling activity, lower non-deposit related service charges, commissions, and fees of $353,000 or 12.9%, and income from bank owned life insurance of $235,000 or 15.9% due to lower crediting rates on the underlying investments.

Noninterest expenses were $11,731,000 for the three months ended December 31, 2005, relatively unchanged compared to the same period of 2004. Net occupancy expenses and salaries and employee benefits grew $138,000 or 17.9% and $131,000 or 2.2%, respectively, in the quarterly comparison. Partially offsetting these increases were a decrease in other expenses, primarily net expenses on foreclosed real estate of $105,000 or 55.6%, data processing and communications expenses of $60,000 or 5.1%, and bank franchise taxes of $41,000 or 9.7%. Income tax expense increased $561,000 in the quarterly comparison. The effective income tax rate was 20.3% for the current quarter compared to 13.3% a year ago. In the year to date comparison, noninterest expenses grew $4,159,000 or 9.9% to $46,092,000 from $41,933,000. The increase in noninterest expense occurred across a broad range of categories and is generally attributed to the Company’s business expansion that began during the last half of 2004. The most significant increases were salaries and employee benefits, which increased $1,694,000 or 7.4%, net occupancy and equipment expenses of $725,000 or 13.7%, and amortization of intangibles of $672,000. Income tax expense increased $1,251,000 in the year to date comparison. The effective income tax rate was 21.3% for the current twelve months compared to 18.4% a year earlier.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky. The Company operates 33 banking locations in 22 communities throughout Kentucky, a leasing company, a data processing company, a mortgage company, and an insurance company. Its stock is publicly traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) Capital Market tier under the symbol: FFKT.

Consolidated Financial Highlights — Unaudited
(In thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Interest income	$20,560	$16,340	$73,925	$61,902
Interest expense	8,147	5,550	27,610	19,176

Net interest income	12,413	10,790	46,315	42,726

Provision for loan losses	534	650	718	2,129

Net interest income after provision for loan losses	11,879	10,140	45,597	40,597

Noninterest income	4,840	4,889	20,541	17,751
Noninterest expenses	11,731	11,633	46,092	41,933

Income before income tax expense	4,988	3,396	20,046	16,415

Income tax expense	1,013	452	4,274	3,023

Net income	$3,975	$2,944	$15,772	$13,392

Per common share:
Net income - basic	$.57	$.44	$2.31	$1.99
Net income - diluted	.57	.43	2.30	1.98
Cash dividend declared	.33	.33	1.32	1.32
Weighted average shares outstanding - basic	6,963	6,759	6,831	6,737
Weighted average shares outstanding - diluted	6,991	6,812	6,864	6,780

	December 31,	December 31,
	2005	2004
Cash and cash equivalents	$133,454	$79,260
Investment securities	364,704	369,120
Loans, net of allowance of $12,462 (2005) and $12,804 (2004)	1,045,544	863,901
Other assets	128,874	84,863

Total assets	$1,672,576	$1,397,144

Deposits	$1,332,368	$1,139,027
Federal funds purchased and securities sold under
agreements to repurchase	71,703	59,758
Other borrowings	77,660	54,949
Other liabilities	36,609	11,960

Total liabilities	1,518,340	1,265,694

Shareholders' equity	154,236	131,450

Total liabilities and shareholders' equity	$1,672,576	$1,397,144

End of period book value per share(1)	$20.87	$19.38
End of period share value	30.74	41.20
End of period dividend yield(2)	4.29%	3.20%

Averages for the twelve months ended December 31,	2005	2004

Assets	$1,462,254	$1,347,601
Deposits	1,173,873	1,072,486
Loans, net of unearned interest	902,602	818,933
Shareholders' equity	134,376	127,993
Return on average assets	1.08%	.99%
Return on average equity	11.74%	10.46%

(1)Represents total equity divided by the number of shares outstanding at the end of the period.
(2)Represents current annualized dividend declared divided by the end of period share value.